La Jolla Pharmaceutical Company Announces Financial Results for the Three and Six Months Ended June 30, 2017 and Recent Corporate Progress

SAN DIEGO, CA - July 27, 2017 - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the Company or La Jolla), a leader in the development of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today reported financial results for the three and six months ended June 30, 2017 and recent corporate progress.

Recent Corporate Progress

•
In February 2017, La Jolla reported positive top-line results from the ATHOS-3 (Angiotensin II for the Treatment of High-Output Shock) Phase 3 study of LJPC-501 in patients with catecholamine resistant hypotension (CRH). The analysis of the primary efficacy endpoint, defined as the percentage of patients achieving a pre-specified target blood pressure response, was highly statistically significant: 23% of the 158 placebo-treated patients had a blood pressure response compared to 70% of the 163 LJPC-501-treated patients (p<0.00001). In addition, a trend toward longer survival was observed: 22% reduction in mortality risk through day 28 [hazard ratio=0.78 (0.57-1.07), p=0.12] for LJPC-501-treated patients. In this critically ill patient population: 92% of placebo-treated patients compared to 87% of LJPC-501-treated patients experienced at least one adverse event, and 22% of placebo-treated patients compared to 14% of LJPC-501-treated patients discontinued treatment due to an adverse event.

•	In May 2017, the results of ATHOS-3 were published by The New England Journal of Medicine in an article entitled “Angiotensin II for the Treatment of Vasodilatory Shock.”

“The first half of 2017 was an exciting time for La Jolla, highlighted by the positive results from ATHOS-3, which were recently published in The New England Journal of Medicine,” said George Tidmarsh, M.D., Ph.D., President and Chief Executive Officer of La Jolla. “We now look forward to working towards an FDA-accepted New Drug Application filing for LJPC-501 in the second half of 2017.”

Results of Operations

As of June 30, 2017, the Company had $141.3 million in cash and cash equivalents, compared to $65.7 million of cash and cash equivalents at December 31, 2016. Cash used in operating activities for the six months ended June 30, 2017 was $41.9 million, compared to $25.1 million for the same period in 2016. Net loss for the three and six months ended June 30, 2017 was $26.7 million and $50.0 million, or $1.21 per share and $2.46 per share, respectively, compared to a net loss of $15.6 million and $32.0 million, or $0.90 per share and $1.86 per share, respectively, for the same periods in 2016.
About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has several product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of synthetic human angiotensin II for the potential treatment of catecholamine resistant hypotension. LJPC-401 is La Jolla’s proprietary formulation of synthetic human hepcidin for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. LJPC-30S is La Jolla’s next-generation gentamicin derivative program that is focused on the potential treatment of serious bacterial infections as well as rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the Company’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties and other factors are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site www.sec.gov. These risks include, but are not limited to, risks relating to: the timing of announcements regarding the New Drug Application (NDA) submission for LJPC-501 and prospects for approval of the LJPC-501 NDA; risks relating to the scope of product labels (if approved) and potential market sizes, as well as the broader commercial opportunity; the anticipated timing for regulatory actions; the success of future development activities; potential indications for which the Company’s product candidates may be developed; and the expected duration over which the Company’s cash balances will fund its operations. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company’s reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30
	2017	2016	2017	2016
Revenue
Contract revenue - related party	$—	$253	$—	$487
Total revenue	—	253	—	487
Expenses
Research and development	20,808	12,404	38,573	25,119
General and administrative	6,022	3,466	11,525	7,519
Total expenses	26,830	15,870	50,098	32,638
Loss from operations	(26,830)	(15,617)	(50,098)	(32,151)
Other income, net	101	51	129	104
Net loss	$(26,729)	$(15,566)	$(49,969)	$(32,047)
Basic and diluted net loss per share	$(1.21)	$(0.90)	$(2.46)	$(1.86)
Weighted average common shares outstanding - basic and diluted	22,123	17,211	20,277	17,211

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,317	$65,726
Restricted cash	910	200
Prepaid expenses and other current assets	1,775	1,505
Total current assets	144,002	67,431
Property and equipment, net	4,585	3,145
Other assets	—	219
Total assets	$148,587	$70,795

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,920	$6,652
Accrued clinical and other expenses	488	1,029
Accrued payroll and related expenses	1,863	2,077
Total current liabilities	8,271	9,758
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 22,123,456 and 18,261,557 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	2	2
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,906 shares issued and outstanding at June 30, 2017 and December 31, 2016, and liquidation preference of $3,906 at June 30, 2017 and December 31, 2016	3,906	3,906
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,737 shares issued and outstanding at June 30, 2017 and December 31, 2016, and liquidation preference of $2,737 at June 30, 2017 and December 31, 2016	2,737	2,737
Additional paid-in capital	790,351	661,103
Accumulated deficit	(656,680)	(606,711)
Total shareholders’ equity	140,316	61,037
Total liabilities and shareholders’ equity	$148,587	$70,795

Contacts

La Jolla Pharmaceutical Company
Sandra Vedrick
Associate Director, Investor Relations & Human Resources
(858) 256-7910
svedrick@ljpc.com

or

La Jolla Pharmaceutical Company
Dennis M. Mulroy
Chief Financial Officer
(858) 433-6839
dmulroy@ljpc.com